EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The  Board  of  Directors
Concurrent  Computer  Corporation  and  subsidiaries:
We consent to the incorporation by reference in the registration statement of Concurrent Computer Corporation on Form S-8 of our report dated July 31, 1998, relating to the consolidated balance sheets of Concurrent Computer Corporation and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, redeemable preferred stock and shareholders' equity, and cash flows for the years then ended, and the related schedule, which report appears in the June 30, 1998 annual report on Form 10-K of Concurrent Computer Corporation.

                                          /s/  KPMG  PEAT  MARWICK  LLP
                                          -----------------------------




Fort  Lauderdale,  Florida
September  22,  1998

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